Exhibit 11



                     CUC International Inc. and Subsidiaries

           Exhibit 11--Statement Re: Computation of per Share Earnings





                                                    Year ended January 31,
                                                1996         1995         1994
                                             -----------------------------------
                                                    (in thousands, except
                                                   per common share amounts)

Primary
  Average shares outstanding                  180,821       177,480     171,489
  Net effect of dilutive stock options or
   stock options exercised during the
   year--based on the treasury stock method
   using average market price                  13,845        11,739      11,624
                                             -----------------------------------
Total                                         194,666       189,219     183,113
                                             ===================================

Net income                                   $163,374      $124,566   $  94,151
                                             ===================================

Net income per common share                  $   .839      $   .658   $    .514
                                             ===================================

Fully diluted
  Average shares outstanding                  180,821       177,480     171,489
  Net effect of dilutive stock options or
   stock options exercised during the
   year--based on the treasury stock method
   using the year-end market price, if
   higher than average market price or
   market price at date of exercise            14,569        12,153      12,628
  Net effect of zero coupon convertible
   notes--based on the if converted method      2,436         2,780       6,198
                                             -----------------------------------
                                              197,826       192,413     190,315
                                             ===================================

Net income                                   $163,374      $124,566     $94,151
Interest expense:
  Zero coupon convertible notes                 1,010         1,026       1,965
                                             -----------------------------------
Net income                                   $164,384      $125,592     $96,116
                                             ===================================

Net income per common share                  $   .831      $   .653     $  .505
                                             ===================================